EXHIBIT 21



    Ortep of New Jersey, Inc. - New Jersey

    Ortep of Staten Island - New York

    Ortep of Pennsylvania, Inc. - Pennsylvania

    Ortep of Connecticut, Inc. - Connecticut

    Petro/Crystal Corp. - New York

    Maxwhale Corp. - Minnesota

    Petro, Inc. - Delaware

    Reliance Utilities Corp. - New York

    Public Fuel Services Co., Inc. - New York

    CBW Realty Corp. of New York - New York

    CBW Realty Corp. of Connecticut - Connecticut

    CBW Realty Corp. of Pennsylvania - Pennsylvania

    CBW Realty Corp. of Massachusetts

    Miller Fuel Oil Co. - Pennsylvania

    D.J.W. Gasoline Co. - Pennsylvania

    Marex Corporation - Maryland

    Ocennet Fuel Oil Corp. - Connecticut

    A.P. Woodson Co. - District of Columbia